SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2004

Tarragon Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-8003	94-2432628

(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1775 Broadway, 23rd Floor, New York, New York 10019

(Address of principal executive offices)           (Zip Code)

Registrant’s telephone number, including area code 212-949-5000

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

     Tarragon Corporation (“Tarragon” or the “Registrant”) provided the following additional information to prospective investors in connection with a proposed financing:

RECENT DEVELOPMENTS

Acquisitions

     On July 5, 2004, we purchased our former partner’s interest in the partnerships that own Antelope Pines and Woodcreek Gardens Apartments, which are Investment Division residential properties with an aggregate of 730 units located in Lancaster, California, for an aggregate of $9.5 million. This purchase occurred following the exercise by our partner of a buy-out option contained in the respective partnership agreements. Our former partner had a preferred interest in these partnerships, which gave him a cumulative preferred return of $810,000 per year. As a result of the purchases, we are now the sole owner of these two properties. We financed these purchases with working capital.

     Also, in July 2004 we agreed to purchase Arlington Park, a 76-unit townhome development now under construction in Tampa, Florida for $11.3 million, subject to customary closing conditions, including due diligence. We expect that the closing will occur in November 2004. We intend to finance the purchase price with working capital. We intend to resell the townhomes, which are being finished to our specifications, as individual condominiums.

Proposed Joint Venture Investments

     In July 2004, we formed a joint venture with two real estate operators through which we plan to acquire a 9.2-acre property in Aventura, Florida containing a 10 year-old, 285-unit, luxury apartment property known as Lincoln Pointe, which our joint venture partners had under contract to purchase for $41.0 million. We intend to convert 147 apartment units in two of the four buildings to condominiums while developing plans for more intensive use of the remainder of the site, which sits on a peninsula adjacent to Williams Island. The purchase is scheduled to close in late August 2004, subject to the fulfillment of customary closing conditions and due diligence. We plan to finance the acquisition and conversion of this project with the proceeds from a $40.0 million acquisition and conversion loan, and an equity contribution of $4.0 million from us. We expect the loan to be non-recourse, except for a $5.0 million guarantee from us. We will be the general partner of this joint venture, in which we expect to have a 70% equity interest.

     On August 3, 2004, we entered into an agreement with a company specializing in condominium conversions to form a joint venture to acquire an existing rental property for conversion, and we anticipate entering into a second joint venture agreement with such company to acquire a second existing rental property for conversion. One of the properties, Park Avenue at Metro West, is a recently completed, 743-unit garden apartment complex with ancillary retail facilities located in Orlando, Florida. The other property, Lincoln at Delaney, is a mid-rise luxury apartment property completed in 2002, with 364 apartment units located in downtown Orlando, Florida.

Purchase agreements have been entered into with respect to these properties. The purchase price for Lincoln at Delaney is $42.2 million, and the purchase price for Park Avenue is $88.0 million. These purchases are scheduled to close in September and October 2004, respectively, subject to customary closing conditions and due diligence. We expect to be the managing member in each of these joint ventures, with a 50% interest. The joint venture agreements will provide that we and our partner will each contribute 50% of the required equity, and we are currently seeking financing of 85% of the acquisition costs for these two projects.

     We have recently offered to invest $10 million in a joint venture with three individuals to continue the development and construction of two 36-floor luxury condominiums containing up to 312 apartment homes in Houston, Texas, known as the Orion Condominiums. We have proposed that in exchange for our investment, we will manage and own 50% of the joint venture provided that the original partners can demonstrate that they have invested at least an equal amount. The offer is conditioned upon due diligence, the existence of binding condominium purchase contracts for more than 50% of the apartments in the first tower, review of title, engineering and other customary conditions. Any transaction that may result from this offer and ongoing discussions would be expected to close before year-end. However, discussions are at an early stage, and there is no assurance that any transaction will be consummated.

Refinancing Activities

     Since June 30, 2004, we have refinanced two recourse construction loans totaling $28.8 million secured by Vintage at Tampa Palms, in Tampa, Florida, and Vintage at Madison Crossing, in Huntsville, Alabama with additional loans under our mortgage facility with General Electric Capital Corporation. These new loans total $30.9 million. We also have refinanced existing secured indebtedness of $3.6 million on the Midway Mills Shopping Center in Carrollton, Texas with a new loan in the amount of $5.0 million, secured by that property, under our secured line of credit with SouthTrust Bank. We also closed an $8.3 million construction loan guaranteed by us in connection with Warwick Grove, a traditional, single-family home development in Warwick, New York.

     On August 5, 2004 we closed a $19.4 million pre-development loan with Bank of America secured by a parcel of bayfront land on which we plan to develop a luxury high-rise condominium in Sarasota, Florida. This new loan replaced existing recourse indebtedness of $15.8 million and provides additional funding for project development. In addition, SouthTrust has approved a $13.0 million acquisition and development loan on our Jardin de Belle project located in Nashville, Tennessee, and we are currently negotiating definitive documentation with SouthTrust. When closed, we expect that the loan will provide $5.4 million for acquisition and development costs, with $7.6 million available as a revolving loan for the construction of 35 single-family homes.

# # #

     The information being furnished shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2004	TARRAGON CORPORATION
	By:	/s/ Erin Pickens
Erin Pickens, Executive Vice President
and Chief Financial Officer